UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 20, 2022

Adial Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-38323	82-3074668
(Commission File Number)	(IRS Employer Identification No.)

1180 Seminole Trail, Suite 495
Charlottesville, Virginia 22901

(Address of principal executive offices and zip code)

(434) 422-9800

(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock	ADIL	NASDAQ
Warrants	ADILW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On July 20, 2022, Adial Pharmaceuticals, Inc. (the “Company”) issued a press release attached to this Current Report on Form 8-K as Exhibit 99.1 announcing topline results from the Company’s ONWARD™ trial, a Phase 3 clinical study to evaluate the efficacy, safety and tolerability of AD04 in patients with Alcohol Use Disorder (“AUD”) and selected polymorphisms in the serotonin transporter and receptor genes.

The information in this Item 7.01 and in the press release furnished as Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended, and shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission (the “Commission”) made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The press release includes “safe harbor” language pursuant to the Private Securities Litigation Reform Act of 1995, as amended, indicating that certain statements contained therein are “forward-looking” rather than historical.

The Company undertakes no duty or obligation to update or revise the information contained in this Current Report on Form 8-K, although it may do so from time to time if its management believes it is appropriate. Any such updating may be made through the filing of other reports or documents with the Commission, through press releases or through other public disclosures.

Item 8.01. Other Events.

On July 20, 2022, the Company issued a press release announcing the following results from the Company’s ONWARD™ trial, a Phase 3 clinical study. The Company also announced its intent to share the results of the ONWARD trial with the relevant health authorities to discuss the appropriate next steps towards the expeditious development of AD04 and to seek product approval.

●	AD04 patients, compared with placebo patients, achieved a statistically significant reduction from baseline at month six in heavy drinking days for the pre-specified patient group of heavy drinkers (avg. <10 drinks per drinking day at baseline; p=0.03), which accounted for approximately two-thirds of the trial population. A similar trend was seen in the combined month five and six analysis in the reduction from baseline (p =0.07). Notably, in the last month of the trial, AD04 heavy drinking patients had a mean reduction of approximately 79% in heavy drinking compared with baseline.

●	AD04 patients, compared with placebo patients, showed a trend in the reduction from baseline at month six in heavy drinking days for the combined trial population of heavy and very heavy drinkers (p=NS), which was influenced by the high placebo response among very heavy drinkers (avg. ≥10 drinks per drinking day at baseline), due to both the AD04 and placebo groups reducing mean heavy drinking days by more than 50%. A similar, non-statistically significant trend was seen in the combined months five and six analysis in the reduction from baseline, which was the pre-specified primary efficacy analysis.

●	At conclusion of the trial, compared with placebo patients, AD04 patients in the heavy drinking group had an overall significant difference in the severity of their AUD diagnosis (p=0.04) under the Diagnostic and Statistical Manual of Mental Disorders, Fifth Edition (DSM-5). For the group of those who no longer meet AUD criteria (<2 symptoms), the comparisons were 27.4% vs. 14.9% (i.e., an 84% decrease), of AD04 and placebo patients, respectively. These data underscore the clinical relevance of the findings that heavy drinking AUD patients that receive AD04 appear more likely to recover from the disease by the end of the treatment regimen.

●	Based on the levels of alcohol consumption reported in a meta-analysis of 83 prospective studies in primary care screening for those with AUD (Wood, et. al., Lancet 2018), the Company estimates that a majority of potential patients for AD04 would fall under the pre-specified group of heavy drinkers. This finding underscores the potential broad applicability of the results to general practice and that they could be the basis for potential regulatory approvals.

Additionally, and consistent with the Phase 2b trial, AD04 had a safety and tolerability profile that was similar to placebo:

●	Serious Adverse Events (SAEs)

o	No SAEs were determined to be related to AD04 treatment.

o	More SAEs were reported in the placebo group compared with the AD04 group (7 on placebo vs. 3 on AD04).

o	There were two cardiac events in placebo group and none in the AD04 group.

●	Side effects/Adverse Events (AEs)

o	The AE profiles between AD04 and placebo were similar.

o	AEs reported with a frequency of 5% or more of patients in either group were: headache (11% on placebo, 12% on AD04), insomnia (3% on placebo, 7% on AD04), blood magnesium decreased (5% on placebo, 6% on AD04), and fatigue (3% on placebo, 6% on AD04). All of the above AE’s were reported as mild to moderate.

o	Importantly, in the overall category of cardiac disorders, patients on placebo showed a greater number of adverse events relative to AD04 (7% on placebo, 4% on AD04), in addition to greater number of cardiac SAEs in the placebo group as reported above.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release issued by Adial Pharmaceuticals, Inc. on July 20, 2022

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 20, 2022	ADIAL PHARMACEUTICALS, INC.

	By:	/s/ William B. Stilley, III
	Name:	William B. Stilley
	Title:	President and Chief Executive Officer

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